SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                  ____________________________________________

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              Energy Partners, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29270U105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Gary L. Hall
                                Ollabelle D. Hall
                                Hall Family Trust
                               Hall Partners, L.P.
                              Hall Interests, Inc.
                               Hall Equities, Inc.
                          Houston Explorer Group, L.P.
                          Hall Consulting Company, Inc.
                           LPCR Investment Group, L.P.
                 Hall-Houston Oil Company Employee Royalty Trust
     Hall-Houston 1996 Exploration and Development Facility Overriding Trust
                  Hall-Houston Oil Company 2000 Exploration and
                 Development Facility Overriding Royalty Trust
                                  700 Louisiana
                                   Suite 2100
                              Houston, Texas 77002

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                December 10, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    GARY L. HALL
                    I.R.S. Employer Identification No. N/A
--------------------------------------------------------------------------------

2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                         PURSUANT TO ITEMS 2(d) or 2(e)
                                       [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                                  1,519,869.9a
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                                  1,519,869.9a
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    1,519,869.9a
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                    SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.7%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)

                    IN
--------------------------------------------------------------------------------



---------------------------------
a     Includes shares owned by the other Reporting Persons jointly filing this
      Schedule 13D

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    OLLABELLE D. HALL
                    I.R.S. Employer Identification No. N/A
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                                  1,519,869.92b
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                                  1,519,869.9b
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    1,519,869.9b
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                    SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.7%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)
                    IN
--------------------------------------------------------------------------------


-----------------------------------
b     Includes shares owned by the other Reporting Persons filing this
      Schedule 13D

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL FAMILY TRUST
                    I.R.S. Employer Identification No. 76-6075546
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------

3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              38,462
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                           0
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             38,462
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    38,462
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)

                    OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL PARTNERS, L.P.
                    I.R.S. Employer Identification No. 76-0565851
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              230,7663c
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                           0
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             230,766c
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    230,766c
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                    SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)

                    PN
--------------------------------------------------------------------------------


-----------------------------------
c     Exercised by Hall Partners, L.P.'s general partner, Hall Interests, Inc.

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL INTERESTS, INC.
                    I.R.S. Employer Identification No. 76-0417519
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)

                    OO
--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              969,228.14d
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                           0
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             969,228.1d
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    969,228.1d
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                    SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.0%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)

                    CO
--------------------------------------------------------------------------------



---------------------------------
d Includes 969,228.1 shares beneficially owned by virture of being the general partner of Hall Partners, L.P., Houston Explorer Group, L.P. and LPCR Investment Group, L.P.

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL EQUITIES, INC.
                    I.R.S. Employer Identification No. 76-0268063
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) or 2(e)
                   [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              38,462
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                           0
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             38,462
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    38,462
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                    SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)

                    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HOUSTON EXPLORER GROUP, L.P.
                    I.R.S. Employer Identification No. 76-0563167
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              700,000.15e
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                           0
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             700,000.1e
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    700,000.1e
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                    SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.2%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)
                    PN
--------------------------------------------------------------------------------


-------------------------
e Exercisable by Houston Explorer Group, L.P.'s general partner, Hall Interests, Inc.

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL CONSULTING COMPANY, INC.
                    I.R.S. Employer Identification No. 76-0025816
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              38,462
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
Beneficially Owned
                           0
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             38,462
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    38,462
--------------------------------------------------------------------------------
12                  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                    SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)
                    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    LPCR INVESTMENT GROUP, L.P.
                    I.R.S. Employer Identification No. 76-0563166
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION
                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              38,4626f
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
   Beneficially
      Owned
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             38,462f
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    38,462f
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.1%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)
                    PN
--------------------------------------------------------------------------------



-------------------------
f Exercisable by LPCR Investment Group, L.P.'s general partner, Hall Interests, Inc.

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL-HOUSTON OIL COMPANY EMPLOYEE ROYALTY TRUST
                    I.R.S. Employer Identification No. 76-0244875
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5                   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                         PURSUANT TO ITEMS 2(d) or 2(e)
                                       [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION
                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              0
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
   Beneficially
      Owned
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             0
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    0
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)
                    OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL-HOUSTON 1996 EXPLORATION AND DEVELOPMENT FACILITY
                    OVERRIDING TRUST
                    I.R.S. Employer Identification No. 76-6131707
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION
                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              0
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
   Beneficially
      Owned
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             0
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    0
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)
                    OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 29270U105
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    HALL-HOUSTON OIL COMPANY 2000 EXPLORATION AND DEVELOPMENT
                    FACILITY OVERRIDING ROYALTY TRUST
                    I.R.S. Employer Identification No. 76-6169311
--------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (See Instructions)
                    (a)[x]
                    (b)[ ]
--------------------------------------------------------------------------------
3                   SEC USE ONLY
--------------------------------------------------------------------------------
4                   SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                    [ ]
--------------------------------------------------------------------------------
6                   CITIZENSHIP OR PLACE OF ORGANIZATION
                    Texas
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

    Number of              0
                    ------------------------------------------------------------
      Shares        8      SHARED VOTING POWER
   Beneficially
      Owned
                    ------------------------------------------------------------
     by Each        9      SOLE DISPOSITIVE POWER
    Reporting
   Person With             0
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    0
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                    [   ]
--------------------------------------------------------------------------------
13                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0%
--------------------------------------------------------------------------------
14                  TYPE OF REPORTING PERSON (See Instructions)
                    OO
--------------------------------------------------------------------------------

Item 5.  Interest in Securities of Issuer.

     On December 10, 2003, the Reporting Persons sold shares of Preferred Stock convertible into Common Stock of the Issuer and now beneficially own an aggregate of 1,519,869.9 shares of Common Stock of the Issuer, including shares of Common Stock issuable upon exercise of warrants and options, which is less than five percent beneficial ownership of the Issuer's outstanding Common Stock. Therefore, this is the Reporting Person's final Schedule 13D filing.

Item 7.  Material to Be Filed as Exhibits.

     1. Joint Filing Agreement, dated February 26, 2003 (incorporated by reference to Exhibit I to this Schedule 13D filed February 28, 2003).

Signature.

     After reasonable inquiry and to the best of their respective knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 15, 2003.


                                       /s/ Gary L. Hall
                                       -----------------------------------------
                                       GARY L. HALL





                                       /s/ Ollabelle Hall
                                       -----------------------------------------
                                       OLLABELLE HALL





                                       HALL FAMILY TRUST

                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  Trustee





                                       HALL PARTNERS, L.P.


                                       By:    Hall Interests, Inc., its general
                                                  partner

                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  President





                                       HALL INTERESTS, INC.

                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  President





                                       HALL EQUITIES, INC.

                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  President





                                       HOUSTON EXPLORER GROUP, L.P.


                                       By:    Hall Interests, Inc., its general
                                                  partner

                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  President





                                       HALL CONSULTING COMPANY, INC.

                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  President





                                       LPCR INVESTMENT GROUP, L.P.



                                       By:    Hall Interests, Inc., its general
                                                  partner

                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  President





                                       HALL-HOUSTON OIL COMPANY EMPLOYEE ROYALTY
                                                    TRUST



                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  Trustee





                                       HALL-HOUSTON 1996 EXPLORATION AND
                                           DEVELOPMENT FACILITY OVERRIDING TRUST



                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  Trustee

                                       HALL-HOUSTON OIL COMPANY 2000 EXPLORATION
                                            AND DEVELOPMENT FACILITY OVERRIDING
                                            ROYALTY TRUST



                                       By:    /s/ Gary L. Hall
                                              ----------------------------------
                                              Name:   Gary L. Hall
                                              Title:  Trustee